Exhibit 99.1

Earnings News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR, 2009
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Full year revenues up by 8% over 2008 –
Backlog at a record $55.5 million

Ann Arbor, Michigan, March 22, 2010 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and full year ended December 31, 2009.

Full Year Results

Revenues for 2009 were $74.5 million, compared to $68.9 million for 2008, an increase of 8%.

Gross profit for 2009 was $20.1 million, or 27% of revenues, compared to $18.8 million, or 27% of revenues, for 2008.

The Company reported an operating profit for 2009 of $167,000, compared to an operating loss of $(2.0) million in 2008.

The Company’s net loss for 2009 was $(3.1) million, or $(0.22) per share, compared to a net loss of $(3.8) million, or $(0.28) per share, for 2008.

“We are very pleased that we managed to reduce our net loss by 20% in a difficult economy,” said Arotech Chairman and CEO Robert S. Ehrlich. “Our simulation and battery divisions improved their results over last year, and while our armor division was off due to delays in getting more ‘David’ armored vehicle orders, these orders have now come through, and we expect to continue to fill them throughout 2010,” noted Ehrlich. “Additionally, we note that we were once again cash-flow positive for the full year and quarter; our GAAP net loss is largely the result of various non-cash charges related to previous acquisitions,” continued Ehrlich. “Finally, the recent preliminary approval by the district court of our proposed class action litigation settlement, at no additional out-of-pocket cost to us, removes a significant source of uncertainty and concern that may have negatively affected our stock price over the recent past,” concluded Ehrlich.

Fourth Quarter Results

Revenues for the fourth quarter reached $20.9 million, compared to $23.9 million for the corresponding period in 2008, a decrease of 13%.

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Gross profit for the fourth quarter was $5.7 million, or 28% of revenues, compared to $7.0 million, or 29% of revenues, for the corresponding period in 2008, a one point decrease in the gross margin percentage.

The Company reported an operating profit for the fourth quarter of $420,000, compared to an operating profit of $677,000 for the corresponding period in 2008.

The Company’s net loss for the fourth quarter of 2009 was $(489,000), or $(0.03) per share, compared to a net loss of $(874,000), or $(0.06) per share, for the corresponding period in 2008.

Backlog

Backlog of orders totaled approximately $55.5 million as of December 31, 2009, compared to $36.6 million as of December 31, 2008. This represents the highest backlog the Company has had going into a new year.

Cash Position at Year End

As of December 31, 2009, the Company had $1.9 million in cash and $2.0 million in restricted cash, as compared to December 31, 2008, when the Company had $4.3 million in cash, $382,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, and $49,000 in available-for-sale marketable securities.

The Company had trade receivables of $14.0 million as of December 31, 2009, compared to $19.3 million as of December 31, 2008. The Company had a current ratio (current assets/current liabilities) of 1.70, equal to the December 31, 2008 current ratio of 1.70.

The Company ended 2009 with $4.1 million in bank debt and $4.2 million in long-term debt outstanding, as compared to 2008 when the Company had $3.6 million in bank debt and $5.7 million in long-term debt outstanding.

Conference Call

The Company will host a conference call tomorrow, Tuesday, March 23, 2010 at 9:00 am EDT. Those wishing to access the conference call should dial 1 (877) 407-0778 (U.S.) or 1 (201) 689-8565 (international) a few minutes before the 9:00 a.m. EDT start time. A replay of the conference call will be available starting Tuesday, March 23, 2010 at 11:30 am EDT until Tuesday, March 30, 2010 at 11:59 p.m. The replay telephone number is 1 (877) 660-6853 (U.S) and 1 (201) 612-7415 (international). The replay ID pass code is 347421 and the account number is 286.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Training and Simulation, and Battery and Power Systems.

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Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:
Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the effect of any share repurchases by Arotech. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Year ended December 31,		Three months ended December 31,
	2009	2008	2009	2008
Revenues	$74,534,451	$68,948,969	$20,859,453	$23,874,878
Cost of revenues, exclusive of amortization of intangibles	54,414,921	50,177,909	15,120,695	16,921,095
Research and development	1,326,755	1,657,668	13,392	426,138
Selling and marketing expenses	4,868,498	4,699,870	1,333,225	1,409,371
General and administrative expenses	12,298,595	14,093,764	3,618,367	4,068,106
Amortization of intangible assets	1,458,802	1,735,548	353,845	373,297
Escrow adjustment – credit	–	(1,448,074)	–	–
Total operating costs and expenses	74,367,571	70,916,685	20,439,524	23,198,007
Operating profit (loss)	166,880	(1,967,716)	419,929	676,871
Other income (expenses)	85,662	422,883	15,080	(247,600)
Allowance for settlements	(1,250,000)	–	(750,000)	–
Financial expenses, net	(1,251,385)	(814,089)	(92,013)	(472,457)
Loss before, loss from affiliated company, and income tax expenses	(2,248,843)	(2,358,922)	(407,004)	(43,186)
Loss from affiliated company	–	(452,166)	–	(190,959)
Income Taxes	(804,966)	(1,026,868)	(82,486)	(640,178)
Net loss	$(3,053,809)	$(3,837,956)	$(489,490)	$(874,323)
Basic and diluted net loss per share	$(0.22)	$(0.28)	$(0.03)	$(0.06)
Weighted average number of shares outstanding	14,033,420	13,520,277	14,298,789	13,538,993

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